Skillz Announces Preliminary Third Quarter 2025 Results

LAS VEGAS--(BUSINESS WIRE), November 6, 2025-- Skillz Inc. (NYSE: SKLZ) (“Skillz” or the “Company”), the leading mobile games platform provider bringing fair competition to players worldwide, today reported unaudited preliminary financial results for the third quarter ended September 30, 2025.

Preliminary Third Quarter Financial Update (Unaudited):
•Revenue of $27.4 million.
•Gross profit of $24.0 million.
•Net loss of $17.4 million.
•Adjusted EBITDA1 loss of $11.8 million, positively comparing to a loss of $13.9 million in Q3 2024.
•Paying monthly active users (PMAU)2 of 155,000, up 6% quarter-over-quarter and 28% year-over-year.
•Average Revenue Per Paying Monthly Active User (ARPPU)3 of $58.9.
•Total costs and expenses excluding cost of revenue of $40.3 million.
•Cash and restricted cash of $213 million as of September 30, 2025

“Skillz’s third quarter results reflect continued progress toward our goal of delivering consistent top-line growth and positive Adjusted EBITDA,” said Andrew Paradise, Chief Executive Officer of Skillz. “This quarter, we delivered 11% year-over-year and 9% sequential quarterly revenue growth as well as 28% year-over-year growth in paying monthly active users—reflecting stronger engagement and monetization across our platform. With continued execution in the quarter from our platform business and accelerating growth from our ad tech engine, Aarki, we are encouraged by the progress across both of our businesses. By combining our strengths in gaming and AI-driven ad-tech, we are building a powerful foundation that can extend beyond gaming into adjacent verticals where performance marketing and content converge.”

“Our focus on expense management and operational efficiency continues to drive improvement in Adjusted EBITDA and maintain a healthy balance sheet,” added Gaetano Franceschi, Chief Financial Officer of Skillz. “With $213 million in cash, we’re well positioned to invest in strategic initiatives and deliver long-term shareholder value through disciplined execution.”

Investor Conference Call

Skillz will host a live conference call at 8:30 a.m. ET today. To listen in to the audio-only webcast, please use the following link: https://events.q4inc.com/attendee/352403961. If you would like to participate and ask questions during the call, please register here: https://www.netroadshow.com/events/login/LE9zwo3iYY7egbvJwKtHoQfEEjOXVsE2xWz. After registering, you will receive an email with dial-in details along with a unique access code and PIN required to join the live call.

A replay of the webcast will be archived on the Company’s investor relations website. An audio replay of the conference call will be available through Friday, November 14, 2025, and can be accessed by dialing (866) 813-9403 (US) or (929) 458-6194 (international) and entering the passcode 390296.

About Skillz Inc.
Skillz is the leading mobile games platform dedicated to bringing out the best in everyone through competition. The Skillz platform helps developers create multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual eSports tournaments for millions of mobile players worldwide, with the goal of building the home of competition for all. Skillz has earned recognition as one of Fast Company’s Best Workplaces for Innovators, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, Fast Company’s Most Innovative Companies, and the number one fastest-growing company in America on the Inc. 5000. www.skillz.com

1. Adjusted EBITDA is a non-GAAP metric; for a reconciliation of each measure against its most comparable GAAP metric, please see the section titled “Use of Non-GAAP Financial Measures” in this press release.
2. “Paying Monthly Active Users” or “PMAUs” means the number of end-users who entered into a paid contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.
3. “Average Revenue Per Paying Monthly Active User” or “ARPPU” means the average revenue in a given month divided by Paying MAUs in that month, averaged over the period and does not include a deduction for end-user incentives that are included in sales and marketing expense.

Use of Non-GAAP Financial Measures
In this press release, the Company includes Adjusted EBITDA loss, which is a non-GAAP performance measure that the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company’s management believes Adjusted EBITDA is useful in evaluating its operating performance and is a similar measure reported by publicly-listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. By providing this non-GAAP measure, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. Non-GAAP operating expense is also included in this press release, which is a non-GAAP financial measure. The Company’s management believes non-GAAP operating expenses are useful to investors and analysts as a supplement to its financial information prepared in accordance with GAAP for analyzing operating performance and identifying operating trends in its business. The Company uses non-GAAP operating expenses internally to facilitate period-to-period comparisons and analysis in order to make operating decisions. As required by the rules of the SEC, the Company has provided herein a reconciliation of Adjusted EBITDA loss and non-GAAP operating expenses to the most directly comparable measures under GAAP. Adjusted EBITDA loss and non-GAAP operating expense are not intended to be substitutes for any U.S. GAAP financial measures and, as calculated, may not be comparable to other similarly titled financial measures of other companies in other industries or within the same industry.

The Company defines and calculates Adjusted EBITDA as net income (loss) before interest income (expense), net; (benefit from) provision for income taxes; depreciation and amortization, and other income (expense), net; as further adjusted for stock-based compensation and other special items determined by management, including, but not limited to, change in fair value of common stock warrant liabilities, impairment charges, loss contingency accruals, gain from litigation settlements, insurance recoveries and other one-time nonrecurring expenses. The Company defines and calculates non-GAAP operating expense as GAAP operating expenses adjusted for stock-based compensation, one-time transaction expenses and other special items determined by management, including, but not limited to certain loss contingency accruals and restructuring charges, as they are not indicative of business operations.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis as it is unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking U.S. GAAP financial measures that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. Forward-looking non-GAAP financial measures provided without the most directly comparable U.S. GAAP financial measures may vary materially from the corresponding U.S. GAAP financial measures.

Preliminary Results, Delayed Filings and 10-Q Extension
The Company is in the process of completing its unaudited interim financial statement and other disclosures for the fiscal quarter ended September 30, 2025. Accordingly, we are announcing preliminary results for the third quarter of 2025, which are based on currently available information and are subject to revision as management completes its internal review. Actual results may differ from these preliminary financial results and other financial information due to the completion of our internal procedures, review by our independent public accounting firm, final adjustments and other developments that may arise between now and the time the results are finalized. In the event the Company determines it will not file its Quarterly Report on Form 10-Q by the prescribed deadline, it will file an extension on Form 12b-25 with the Securities and Exchange Commission (the “SEC”).

In addition, the Company is still in the process of completing its financial statements and other disclosures for the fiscal year ended December 31, 2024 and quarters ended March 31, 2025 and June 30, 2025. The Company previously filed a Form 12b-25 with the SEC for an extension of its Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”) on March 17, 2025, a Form 12b-25 with the SEC for an extension of its quarterly report on Form 10-Q for the quarter ended March 31, 2025 (the “Q1 Form 10-Q”) on May 13, 2025 and a Form 12b-25 with the SEC for an extension of its quarterly report on Form 10-Q for the quarter ended June 30, 2025 (the “Q2 Form 10-Q”) and together with the Q1 Form 10-Q, (the “Form 10-Q’s”) on August 12, 2025. As a result of the delayed filing of the 2024 Form 10-K, the Company announced on April 8, 2025, that it had received a notice (the “Notice”) from the New York Stock Exchange (“NYSE”) that the Company was not in compliance with Section 802.01E of the NYSE Listed Company Manual because of its failure to timely file the Form 10-K. The Notice had no immediate effect on the listing of the Company’s common stock on the NYSE. The Notice informed the Company that, under NYSE rules, the Company had a six month initial cure period regain compliance with the NYSE listing standards by filing the Form 10-K with the SEC. Thereafter, as previously disclosed, the Company presented a compliance plan to the NYSE in September 2025 to request an additional extension period for the continued listing of its Class A common stock on the NYSE (the “Additional Cure Period”) in order for the Company to complete and file its Form 10-K and the Form 10-Qs and any subsequent delinquent SEC quarterly filings. On September 25, 2025, the NYSE granted the Company’s request for an Additional Cure Period and agreed to provide the Company with an extension to continue its listing on the NYSE through December 17, 2025, subject to NYSE’s ongoing reassessment and provided the Company becomes current with its SEC filings by such date. The Company is working diligently to complete the necessary work to file the Form 10-K and the Form 10-Qs as soon as practicable, and intends to take all necessary steps to achieve compliance with applicable NYSE listing standards as soon as practicable. For additional details, please refer to the Company’s Forms 12b-25 filed with the SEC on March 17, 2025, May 13, 2025 and August 12, 2025 and its Form 8-K’s filed with the SEC on April 8, 2025, May 8, 2025, August 7, 2025 and October 1, 2025.

Updates to Unaudited Preliminary Second Quarter Fiscal 2025 Results
As the Company works toward completing the audit, it made certain adjustments to the preliminary unaudited results for the second quarter of fiscal year 2025 that it announced on August 7, 2025. The adjustments recorded in the results for the second quarter of fiscal year 2025 mainly include a reduction in revenues of $2.2 million, an increase in general and administrative expenses of $8.0 million and a decrease in sales and marketing expenses of $1.1 million. Collectively, these changes resulted in an increase of $9.1 million to the net loss for the second quarter of fiscal year 2025. The foregoing adjustments are to previously announced preliminary unaudited financial results and, as such, do not constitute a restatement.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the Company’s actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the ability of Skillz to: effectively compete in the global entertainment and gaming industries; attract and retain successful relationships with the third party developers who develop and update the games hosted on Skillz’ platform; drive brand awareness with end users; invest in growth and development of employees; mitigate the commercial, reputational and regulatory risks; resolve ongoing litigation with Voodoo SAS, Papaya Gaming, and other litigation matters, including the suit filed against Tether Studios, LLC and Tether Games, Inc.; remediate during 2025 certain not-fully remediated material weaknesses in our internal controls over financial reporting; comply with evolving laws and regulations, including the applicable provisions of the recently passed One Big Beautiful Bill Act, as well as expectations applicable to its business, including with respect to cybersecurity, artificial intelligence, and corporate governance matters and timely file our periodic reports with the SEC, as well as potential changes to our preliminary results that could occur as we finalize our internal review and our independent registered public accounting firm completes its review and audit (as applicable) of such results. Additional factors that may cause such differences include other risks and uncertainties indicated from time to time in the Company’s SEC filings, including those under “Risk Factors” therein, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that the Company believes to be reasonable as of this date. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts:
Investors:

ir@skillz.com

or

Joseph Jaffoni, Christin Armacost
JCIR
(212) 835-8500 or sklz@jcir.com

Media:
Seth Medvin, Head of Communications
Media: comms@skillz.com

Skillz Inc.
Preliminary Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)
(in thousands, except for number of shares and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$27,374	$24,564	$74,485	$75,094
Costs and expenses:
Cost of revenue	3,355	3,373	9,539	10,171
Research and development	5,444	4,742	15,097	13,638
Sales and marketing	17,368	19,294	53,059	61,138
General and administrative	17,479	18,147	52,019	58,419
Gain from litigation settlement	—	—	(7,500)	(46,000)
Total costs and expenses	43,646	45,556	122,214	97,366
Loss from operations	(16,272)	(20,992)	(47,729)	(22,272)
Interest (expense) income, net	(1,560)	242	(3,952)	688
Change in fair value of common stock warrant liabilities	—	—	—	11
Other (expense) income, net	430	(333)	(766)	(78)
Loss before income taxes	(17,402)	(21,083)	(52,447)	(21,651)
Provision for income taxes	40	32	59	142
Net loss	$(17,442)	$(21,115)	$(52,506)	$(21,793)
Loss per share:
Basic and diluted	$(1.14)	$(1.20)	$(3.35)	$(1.22)
Weighted average shares outstanding:
Basic and diluted	15,308,114	17,531,790	15,692,623	17,928,062

Other comprehensive income:
Change in unrealized gain on available-for-sale investments, net of tax	—	—	—	7
Total other comprehensive income	—	—	—	7
Total comprehensive loss	$(17,442)	$(21,115)	$(52,506)	$(21,786)

Skillz Inc.
Preliminary Consolidated Balance Sheets (Unaudited)
(in thousands, except for number of shares and par value per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$211,801	$271,923
Restricted cash	1,000	9,000
Accounts receivable, net of allowance for credit losses of $257 and $273 as of September 30, 2025 and December 31, 2024, respectively	14,264	4,890
Prepaid expenses and other current assets	7,052	17,342
Total current assets	234,117	303,155
Property and equipment, net	20,249	16,282
Operating lease right-of-use assets, net	179	308
Non-marketable equity securities	52,768	52,768
Restricted cash, non-current	—	1,000
Other non-current assets	915	755
Total assets	$308,228	$374,268
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,992	$9,799
Operating lease liabilities, current	180	1,544
Other current liabilities	45,498	54,564
Total current liabilities	53,670	65,907
Operating lease liabilities, non-current	—	9,338
Long-term debt, net of current portion	127,083	125,654
Other non-current liabilities	299	333
Total liabilities	181,052	201,232
Commitments and contingencies
Stockholders’ equity:
Common stock $0.0001 par value; 31.3 million shares authorized; Class A common stock – 25.0 million shares authorized; 18.7 million and 18.7 million shares issued; 11.9 million and 13.3 million outstanding as of September 30, 2025 and December 31, 2024, respectively; Class B common stock – 6.3 million shares authorized; 3.4 million shares issued and outstanding as of September 30, 2025 and December 31, 2024	1	1
Additional paid-in capital	1,241,011	1,226,642
Accumulated other comprehensive income	—	—
Accumulated deficit	(1,073,764)	(1,021,258)
Treasury stock at cost, 6.8 million and 5.4 million as of September 30, 2025 and December 31, 2024, respectively	(40,072)	(32,349)
Total stockholders’ equity	127,176	173,036
Total liabilities and stockholders’ equity	$308,228	$374,268

Skillz Inc.
Preliminary Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net loss	$(52,506)	$(21,793)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	585	1,188
Stock-based compensation	14,348	22,894
Accretion of unamortized debt discount and amortization of debt issuance costs	1,429	1,269
Change in fair value of common stock warrant liabilities	—	(11)
Changes in operating assets and liabilities:
Accounts receivable, net	(9,374)	670
Prepaid expenses and other assets	10,130	3,588
Accounts payable	(1,807)	6,954
Operating lease liabilities	(10,573)	(1,062)
Other accruals and liabilities	(8,753)	(1,274)
Net cash (used in) provided by operating activities	(56,521)	12,423
Investing Activities
Purchases of property and equipment, including internal-use software	(4,434)	(1,317)
Purchases of marketable securities	—	(5)
Proceeds from maturities of marketable securities	—	1,137
Net cash used in investing activities	(4,434)	(185)
Financing Activities
Principal payments on finance leases obligations	(444)	(682)
Repurchase of common stock	(7,723)	(10,905)
Payments to cover tax upon exercise of stock options and issuance of common stock	—	(1,236)
Net cash used in financing activities	(8,167)	(12,823)
Net change in cash, cash equivalents and restricted cash	(69,122)	(585)
Cash, cash equivalents and restricted cash – beginning of year	281,923	312,028
Cash, cash equivalents and restricted cash – end of period	$212,801	$311,443
Supplemental cash flow data:
Cash paid during the period for:
Interest	$6,714	$6,726
Taxes	$53	$183

Skillz Inc.
Preliminary Reconciliation of GAAP Net Loss to Adjusted EBITDA Loss (Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(17,442)	$(21,115)	$(52,506)	$(21,793)
Interest expense (income), net	1,560	(242)	3,952	(688)
Stock-based compensation	4,289	6,721	14,221	22,894
Change in fair value of warrant liability	—	—	—	(11)
Provision for income taxes	40	32	59	142
Depreciation and amortization	224	389	585	1,188
Gain from litigation settlement(1)	—	—	(7,500)	(46,000)
Other expense (income), net	(430)	333	766	78
Adjusted EBITDA loss	$(11,759)	$(13,882)	$(40,423)	$(44,190)

1) For the nine months ended September 30, 2025 and 2024, amount represents certain funds received as part of the settlement with AviaGames.

Skillz Inc.
Preliminary Reconciliation of GAAP to Non-GAAP Costs and Expenses
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Research and development	$5,444	$4,742	15,097	13,638
Less: stock-based compensation	(50)	(322)	(549)	(651)
Non-GAAP research and development	$5,394	$4,420	$14,548	$12,987

Sales and marketing	$17,368	$19,294	$53,059	$61,138
Less: stock-based compensation	(656)	(1,086)	(2,529)	(4,885)
Non-GAAP sales and marketing	$16,712	$18,208	$50,530	$56,253

General and administrative	$17,479	$18,147	$52,019	$58,419
Less: stock-based compensation	(3,583)	(5,309)	(11,140)	(17,351)
Non-GAAP general and administrative	$13,896	$12,838	$40,879	$41,068

Skillz Inc.
Preliminary Supplemental Financial Information
(in millions, except ARPU and ARPPU)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross marketplace volume (“GMV”) (000s)(1)	$139,451	$158,238	$402,527	$481,169
Paying monthly active users (“PMAUs”) (000s)(2)	155	121	141	121
Monthly active users (“MAUs”) (000s)(3)	613	845	708	837
Average GMV per paying monthly active user(4)	$300.1	$435.9	$316.3	$441.8
Average GMV per monthly active user(5)	$75.8	$62.4	$63.1	$63.9
Average revenue per paying monthly active user (“ARPPU”)(6)	$58.9	$67.6	$58.5	$68.9
Average revenue per monthly active user (“ARPU”)(7)	$14.9	$9.7	$11.7	$10.0
Paying MAU to MAU ratio	25%	14%	20%	14%
Average end-user incentives, included as sales and marketing expense, per paying active user(8)	$18.4	$28.0	$19.6	$27.1
Average end-user incentives, included as sales and marketing expense, per playing active user(9)	$4.7	$4.0	$3.9	$3.9

(1) “GMV” or “Gross Marketplace Volume” means the total entry fees paid by users for contests hosted on Skillz’ platform. Total entry fees include entry fees paid by end-users using cash deposits, prior winnings from end-users’ accounts that have not been withdrawn, and end-user incentives used to enter paid entry fee contests.
(2) “Paying Monthly Active Users” or “PMAUs” means the number of end-users who entered into a paid contest hosted on Skillz’ platform at least once in a month, averaged over each month in the period.
(3) “Monthly Active Users” or “MAUs” means the number of playing end-users who entered into a paid or free contest hosted on Skillz’ platform at least once in a month, averaged over each month in the period.
(4) “Average GMV Per Paying Monthly Active User” means the average GMV in a given month divided by Paying MAUs in that month, averaged over the period.
(5) “Average GMV Per Monthly Active User” means the average GMV in a given month divided by MAUs in that month, averaged over the period.
(6) “Average Revenue Per Paying Monthly Active User” or “ARPPU” means the average revenue in a given month divided by Paying MAUs in that month, averaged over the period and does not include a deduction for end-user incentives that are included in sales and marketing expense.
(7) “Average Revenue Per Monthly Active User” or “ARPU” means the average revenue in a given month divided by MAUs in that month, averaged over the period and does not include a deduction for end-user incentives that are included in sales and marketing expense.
(8) Amount reflects the average end-user incentives included in sales and marketing expense in a given month divided by PMAUs in that month, averaged over the period.
(9) Amount reflects the average end-user incentives included in sales and marketing expense in a given month divided by MAUs in that month, averaged over the period.